EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports First Quarter 2022 Financial Results and Provides Business Update

Company Becomes First Major Cruise Operator to Return Entire Fleet Back to Service

Pricing Strength Continues for all Future Periods

Operating Cash Flow Slightly Positive in March

MIAMI, May 10, 2022 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the first quarter ended March 31, 2022 and provided a business update.

“Last week we reached the biggest milestone yet in our Great Cruise Comeback as Norwegian Spirit, the last ship in our fleet to resume sailing, welcomed guests on board in Papeete, Tahiti. The herculean effort to restart our fleet would not have been possible without the incredible fortitude of the entire Norwegian team and the unwavering support of our key partners and stakeholders around the world,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Looking ahead, our strategy is to ramp up occupancy in a disciplined manner with the goal of exceeding historical Net Yield1 levels for full year 2023 while maintaining the high guest satisfaction scores and strong onboard revenue generation we are currently experiencing. We are encouraged that consumer demand remains robust with net booking volumes not only back to pre-Omicron levels but now approaching historical levels despite a temporary retreat due to the Russia-Ukraine conflict. Pricing remains very strong for all future periods and our value-add bundling strategy is working better than ever.”

Great Cruise Comeback Update

The Company completed its phased fleet relaunch on May 7, 2022 and its entire 28-ship fleet is now back in operation. This significant achievement marks the completion of a nearly 10-month long process to return ships to service which began with Norwegian Jade in July 2021.

By the end of the first quarter of 2022 the Company had 85% of its capacity operating. Occupancy in the first quarter of 2022 was 48% primarily reflecting the impact of Omicron which caused operational challenges and disruptions, including additional travel restrictions, increased health-related protocols and certain port closures. During the surge, the Company continued to follow its core go-to-market strategy and did not discount-to-fill in order to boost near-term load factors. As the booking impacts of Omicron and the conflict in Ukraine have faded, net booking volumes and occupancy levels have sequentially increased each month. Despite these challenges, strong ticket pricing and onboard revenue drove positive cash contribution from the fleet that operated in the quarter.

The Russia-Ukraine conflict resulted in the cancellation or modification of approximately 60 sailings in 2022, which included all voyages with calls to ports in Russia. Three ships were redeployed as a result of the conflict including Norwegian Getaway to Port Canaveral, Oceania Cruises’ Marina to the British Isles and Regent’s Seven Seas Splendor to Northern Europe. In addition, the Company has also removed all calls to ports in Russia from its itineraries in 2023.

The Company reached a significant financial inflection point in March with Operating Cash Flow turning slightly positive. The Company also expects Operating Cash Flow to be positive for the second quarter of 2022.

Improving Public Health and Regulatory Environment

In recent months, the Company has seen a significant improvement in the global public health and regulatory environment. In March, the U.S. Centers for Disease Control and Prevention (“CDC”) removed its Travel Health Notice for cruising for the first time since the start of the pandemic. The CDC also recently announced a relaxation of certain protocols and recommendations in its voluntary COVID-19 Program for Cruise Ships Operating in U.S. Waters. In addition, more ports globally have re-opened to cruise, and travel restrictions continue to ease around the world creating a more favorable environment for ship deployment.

All voyages across the Company’s three brands continue to operate under its robust science-backed SailSAFE health and safety program which will evolve along with the public health environment. The Company also follows applicable local protocols at the ports and destinations it visits. As a result of its stringent protocols, the Company has seen COVID-19 prevalence rates vastly lower than what has been experienced on land during the pandemic.

Booking Environment and Outlook

The quarter began with net bookings, particularly for close-in voyages, negatively impacted by the Omicron surge, which began to improve in mid-January. This momentum was temporarily disrupted as the Company experienced elevated cancellations, primarily for itineraries in the Baltic region, in the immediate weeks following the start of the Russia-Ukraine conflict. However, this impact was short-lived and net booking volumes have since shown sequential improvement, not only rebounding back to pre-Omicron levels but also now approaching the booking pace needed to consistently sail at historical load factor levels.

As a result of the temporary setbacks from Omicron and the Russia-Ukraine conflict, the Company’s current cumulative booked position for the second half of 2022 is below the comparable 2019 period but at meaningfully higher pricing even when including the dilutive impact of future cruise credits (“FCCs”). The booked position improves throughout the year with the fourth quarter of 2022 in line with the comparable 2019 period and at meaningfully higher prices. Booking trends for 2023 continue to be positive with both booked position and pricing significantly higher and at record levels when compared to bookings for 2019 and pre-pandemic 2020 at a comparable point in the booking curve.

The Company’s advance ticket sales balance, including the long-term portion, increased $418 million in the quarter to $2.2 billion as of March 31, 2022. This includes approximately $0.6 billion of FCCs or 27% of the total deposit balance. Gross advance ticket sales build was approximately $1.1 billion during the quarter, the highest level since the start of the pandemic.

Liquidity, Cash Burn and Financial Recovery Plan

The Company continues to take proactive measures to enhance liquidity and financial flexibility in the current environment and optimize its balance sheet. As of March 31, 2022, the Company’s total debt position was $13.6 billion and the Company’s liquidity was $3.1 billion, consisting of cash and cash equivalents and a $1 billion commitment available through August 15, 2022.

As part of its financial recovery plan, the Company raised approximately $2.1 billion through a series of debt transactions in February 2022 to further optimize its balance sheet. The proceeds from these transactions were used to redeem all outstanding 12.25% senior secured notes due 2024 and 10.25% senior secured notes due 2026, with the balance of the proceeds expected to be used to make scheduled principal payments on debt maturing in 2022, including any accrued and unpaid interest thereon, as well as related premiums, fees and expenses, in each case. In addition, in connection with these transactions, debt maturities were extended and certain collateral and guarantees were released.

The Company's monthly average cash burn for the first quarter of 2022 was approximately $375 million2, below the prior estimate of approximately $390 million. This cash burn rate does not include cash inflows from bookings or contribution from ships that re-entered service. Beginning in April 2022, the Company resumed debt amortization payments which were deferred during the pandemic.

“I am incredibly proud of the significant progress we have made to-date in our operational and financial recovery, demonstrating our Company’s resilience as we navigate the evolving public health environment and geopolitical conflicts,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “With our entire fleet now back in revenue service we reached a critical milestone, which we believe will result in positive Operating Cash Flow for the second quarter. We are focused on building on this recovery momentum and gearing up to deliver on our industry-leading growth profile through 2027, representing 50% capacity growth versus 2019, beginning with the incredible, first in its class, Norwegian Prima this summer.”

1 See “Terminology” and “Non-GAAP Financial Measures” below for additional information about Net Yield.
2 Cash burn rates include ongoing ship operating expenses, administrative operating expenses, interest expense, taxes, debt deferral fees and expected non-newbuild capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings, newbuild related capital expenditures and other working capital changes. The first quarter 2022 cash burn rate reflects the deferral of debt amortization and previously agreed to newbuild related payments.

First Quarter 2022 Results

GAAP net loss was $(1.0) billion or EPS of $(2.35) compared to net loss of $(1.4) billion or EPS of $(4.16) in the prior year. The Company reported Adjusted Net Loss of $(760.5) million or Adjusted EPS of $(1.82) in 2022. This compares to Adjusted Net Loss and Adjusted EPS of $(668.6) million and $(2.03), respectively, in 2021.

Revenue increased to $521.9 million compared to $3.1 million in 2021 due to the resumption of cruise voyages.

Total cruise operating expense increased 266.1% in 2022 compared to 2021, primarily due to the resumption of cruise voyages. The increase in 2022 reflects higher payroll, fuel, and direct variable costs of fully operating ships. Cost for certain items such as food, fuel and logistics also increased due to inflation. Additionally, in 2022, there was an increase in repair and maintenance costs, including planned Dry-docks.

Fuel price per metric ton, net of hedges, increased to $724 from $590 in 2021. The Company reported fuel expense of $135.5 million in the period.

Interest expense, net was $327.7 million in 2022 compared to $824.4 million in 2021. The decrease in interest expense reflects lower losses from extinguishment of debt and debt modification costs, which were $188 million in 2022 compared to $674 million in 2021. The decrease in interest expense also reflects lower interest expense in connection with the recent refinancings, partially offset by higher debt balances and higher LIBOR rates.

Other income (expense), net was income of $38.1 million in 2022 compared to $27.2 million in 2021. In 2022 and 2021, the income primarily related to gains on certain fuel swaps and foreign currency exchange.

Outlook

As a result of the COVID-19 pandemic, most recently fueled by the Omicron variant and the effects of the Russia-Ukraine conflict, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the second quarter of 2022. The Company does not provide estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Second Quarter 2022	Full Year 2022
Fuel consumption in metric tons	220,000	895,000
Fuel price per metric ton, net of hedges	$830	$780
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.06[1]

(1) For the remainder of 2022

As of March 31, 2022, the Company had hedged approximately 41% and 24% of its total projected metric tons of fuel consumption for the remainder of 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”), Brent and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	2022	2023
% of HFO Consumption Hedged[1]	30%	15%
Average USGC Price / Barrel	$48.36	N/A
Average Brent Price / Barrel	$66.50	$64.72
% of MGO Consumption Hedged	51%	32%
Average Gasoil Price / Barrel	$70.00	$69.91
Total % of Consumption Hedged	41%	24%

(1) USGC derivatives were de-designated for accounting purposes in the fourth quarter of 2020. Both our USGC and Brent derivatives represent economic hedges and may be designated or re-designated as accounting hedges in the future.

Anticipated non-newbuild capital expenditures for full year 2022 are expected to be approximately $500 million. The Company’s anticipated expenditures related to ship construction contracts were $1.6 billion for the remainder of 2022 and $2.5 billion and $1.4 billion for the years ending December 31, 2023 and 2024, respectively. The Company has export credit financing in place for the anticipated expenditures related to ship construction contracts of $0.9 billion for the remainder of 2022 and $2.0 billion and $0.7 billion for the years ending December 31, 2023 and 2024, respectively.

Interest Expense, net is expected to be approximately $155 million for second quarter 2022 and $605 million for full year 2022, excluding losses on extinguishment of debt. Depreciation and Amortization is expected to be approximately $180 million for second quarter 2022 and $750 million for full year 2022.

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Committed to pursue net zero emissions by 2050 across the Company’s operations and value chain. To support its path to net zero, the Company has also committed to develop short- and near-term greenhouse gas reduction targets. Learn more here.
  Published first Task Force on Climate-related Financial Disclosures (“TCFD”) Report which provides critical transparency to stakeholders. View the full report here: 2021 TCFD Report.
  President and CEO Frank Del Rio signed the CEO Action pledge for Diversity & Inclusion in March 2022, further demonstrating commitment to advancing diversity, equity and inclusion in the workplace.

Fleet and Brand Updates

  Announced world famous superstar pop icon and "American Idol" judge Katy Perry will serve as the godmother to Norwegian Cruise Line’s newest ship, Norwegian Prima and be the headline entertainer for the ship’s christening ceremony. Learn more here.
  Norwegian Cruise Line launched the cruise industry’s first NFT collection, open for auction and sale, and sold a collection of six NFTs to celebrate the launch of the cutting-edge Norwegian Prima Class. The NFTs were created by Manuel Di Rita, widely known as "Peeta," the Italian artist who designed the hull art on the Norwegian Prima and her sister vessel Norwegian Viva. All proceeds from the NFT auction and sales will be donated to Teach For America. Learn more here.
  Oceania Cruises set a new single-day booking record on March 2, 2022 with the launch of its 2024 Around the World in 180 Days voyage and its Grand Voyages in the Asia-Pacific region, surpassing the previous record set in September 2021 by almost 12%. Learn more here.
  Celebrated the float out of Oceania Cruises’ newest 67,000-ton, 1,200-guest ship Vista at the Fincantieri shipyard in Sestri Ponente, Italy. Vista will debut in April 2023. Learn more here.
  Announced Oceania Cruises’ Riviera and Marina to undergo stem-to-stern re-inspiration in 2022 and 2023 as part of the OceaniaNEXT program. Learn more here.
  Regent Seven Seas Cruises marked the return of its entire fleet to service on March 26, 2022.

Other Highlights

  Activated Company’s Crew Relief Fund and is providing ongoing communications and logistical support and counseling to Ukrainian and other team members impacted by the Russia-Ukraine conflict. Also pledged an additional $100,000 to Save the Children’s Ukraine Crisis Relief Fund.
  Announced the signing of a Memorandum of Agreement to develop berthing and upland facilities in Whittier, Alaska in partnership with the Huna Totem Corporation. The privately funded development project will consist of a marine vessel docking facility able to berth vessels from the Company’s three brands, along with related structures including a cruise ship terminal and facilities for rail and bus access. Learn more here.

Conference Call

The Company has scheduled a conference call for Tuesday, May 10, 2022 at 10:00 a.m. Eastern Time to discuss first quarter 2022 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with nearly 60,000 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships scheduled for delivery from 2022 through 2027, comprising approximately 24,000 berths.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for non-cash compensation expense and any potential impacts associated with financing activities.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin and Net Yield to manage our business on a day-to-day basis because it reflects revenue earned net of certain direct variable costs. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings from March 2020 until July 2021 and our gradual phased return to service beginning in July 2021, per Capacity Day data is not meaningful for the three months ended March 31, 2022 or March 31, 2021 and is not presented herein.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss, Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation during normal operations. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our ability to weather the impacts of the COVID-19 pandemic, our expectations regarding the impact of Russia’s recent invasion of Ukraine, our expectations regarding cruise voyage occupancy, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 pandemic, including its effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic; legislation prohibiting companies from verifying vaccination status; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, such as terrorist acts, armed conflict, such as Russia’s recent invasion of Ukraine, and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, including as a result of the impact of the COVID-19 pandemic, Russia’s recent invasion of Ukraine or otherwise, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; any further impairment of our trademarks, trade names or goodwill; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic and Russia’s recent invasion of Ukraine. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339 InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2022	2021

Revenue
Passenger ticket	$342,455	$166
Onboard and other	179,485	2,934
Total revenue	521,940	3,100
Cruise operating expense
Commissions, transportation and other	87,958	9,033
Onboard and other	32,550	1,259
Payroll and related	240,727	82,138
Fuel	135,509	42,603
Food	39,516	6,308
Other	199,153	59,514
Total cruise operating expense	735,413	200,855
Other operating expense
Marketing, general and administrative	296,207	203,195
Depreciation and amortization	179,076	170,316
Total other operating expense	475,283	373,511
Operating loss	(688,756)	(571,266)
Non-operating income (expense)
Interest expense, net	(327,685)	(824,441)
Other income (expense), net	38,120	27,243
Total non-operating income (expense)	(289,565)	(797,198)
Net loss before income taxes	(978,321)	(1,368,464)
Income tax expense	(4,393)	(1,728)
Net loss	$(982,714)	$(1,370,192)

Weighted-average shares outstanding
Basic	417,734,591	329,377,207
Diluted	417,734,591	329,377,207

Loss per share
Basic	$(2.35)	$(4.16)
Diluted	$(2.35)	$(4.16)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2022	2021

Net loss	$(982,714)	$(1,370,192)
Other comprehensive income (loss):
Shipboard Retirement Plan	2,476	98
Cash flow hedges:
Net unrealized gain (loss)	39,304	(73,037)
Amount realized and reclassified into earnings	(7,502)	21,838
Total other comprehensive income (loss)	34,278	(51,101)
Total comprehensive loss	$(948,436)	$(1,421,293)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,136,840	$1,506,647
Short-term investments	—	240,000
Accounts receivable, net	544,961	1,167,473
Inventories	141,956	118,205
Prepaid expenses and other assets	390,753	269,243
Total current assets	3,214,510	3,301,568
Property and equipment, net	13,532,399	13,528,806
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,909,924	1,300,804
Total assets	$19,255,492	$18,729,837
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,009,741	$876,890
Accounts payable	91,786	233,172
Accrued expenses and other liabilities	1,097,828	1,059,034
Advance ticket sales	1,977,325	1,561,336
Total current liabilities	4,176,680	3,730,432
Long-term debt	12,563,518	11,569,700
Other long-term liabilities	1,007,692	997,055
Total liabilities	17,747,890	16,297,187
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized; 419,100,690 shares issued and
outstanding at March 31, 2022 and 416,891,915 shares issued and outstanding at December 31, 2021	419	417
Additional paid-in capital	7,537,111	7,513,725
Accumulated other comprehensive income (loss)	(250,808)	(285,086)
Accumulated deficit	(5,779,120)	(4,796,406)
Total shareholders' equity	1,507,602	2,432,650
Total liabilities and shareholders' equity	$19,255,492	$18,729,837

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(982,714)	$(1,370,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	195,464	183,808
Gain on derivatives	(19,779)	(18,687)
Loss on extinguishment of debt	188,433	621,894
Provision for bad debts and inventory obsolescence	1,294	4,329
Gain on involuntary conversion of assets	-	(418)
Share-based compensation expense	32,792	26,601
Net foreign currency adjustments	(4,126)	(5,141)
Changes in operating assets and liabilities:
Accounts receivable, net	618,853	(2,648)
Inventories	(24,141)	(2,351)
Prepaid expenses and other assets	(632,610)	(406,807)
Accounts payable	(136,767)	6,626
Accrued expenses and other liabilities	(25,587)	35,341
Advance ticket sales	417,877	75,634
Net cash used in operating activities	(371,011)	(852,011)
Cash flows from investing activities
Additions to property and equipment, net	(165,284)	(136,350)
Purchases of short-term investments	-	(205,000)
Proceeds from maturities of short-term investments	240,000	-
Cash paid on settlement of derivatives	-	(4,642)
Other	4,940	2,726
Net cash provided by (used in) investing activities	79,656	(343,266)
Cash flows from financing activities
Repayments of long-term debt	(935,444)	(870,396)
Proceeds from long-term debt	2,073,175	1,161,672
Common share issuance proceeds, net	-	1,558,412
Proceeds from employee related plans	2,557	1,089
Net share settlement of restricted share units	(11,961)	(16,043)
Early redemption premium	(172,012)	(611,164)
Deferred financing fees	(34,767)	(25,742)
Net cash provided by financing activities	921,548	1,197,828
Net increase in cash and cash equivalents	630,193	2,551
Cash and cash equivalents at beginning of the period	1,506,647	3,300,482
Cash and cash equivalents at end of the period	$2,136,840	$3,303,033

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended
		March 31,
		2022	2021

Passengers carried		191,150	—
Passenger Cruise Days		1,429,446	—
Capacity Days		2,978,353	—
Occupancy Percentage		48.0%

Gross margin and Adjusted Gross Margin were calculated as follows (in thousands):

	Three Months Ended
	March 31,
		2022
		Constant
	2022	Currency	2021

Total revenue	$521,940	$522,774	$3,100
Less:
Total cruise operating expense	735,413	737,768	200,855
Ship depreciation	166,656	166,656	159,631
Gross margin	(380,129)	(381,650)	(357,386)
Ship depreciation	166,656	166,656	159,631
Payroll and related	240,727	240,721	82,138
Fuel	135,509	135,509	42,603
Food	39,516	39,622	6,308
Other	199,153	201,179	59,514
Adjusted Gross Margin	$401,432	$402,037	$(7,192)

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands):

	Three Months Ended
	March 31,
		2022
		Constant
	2022	Currency	2021
Total cruise operating expense	$735,413	$737,768	$200,855
Marketing, general and administrative expense	296,207	297,565	203,195
Gross Cruise Cost	1,031,620	1,035,333	404,050
Less:
Commissions, transportation and other expense	87,958	88,186	9,033
Onboard and other expense	32,550	32,550	1,259
Net Cruise Cost	911,112	914,597	393,758
Less: Fuel expense	135,509	135,509	42,603
Net Cruise Cost Excluding Fuel	775,603	779,088	351,155
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	699	699	905
Non-cash share-based compensation (2)	32,792	32,792	26,601
Adjusted Net Cruise Cost Excluding Fuel	$742,112	$745,597	$323,649

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended
	March 31,
	2022	2021

Net loss	$(982,714)	$(1,370,192)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,012	1,003
Non-cash share-based compensation (2)	32,792	26,601
Extinguishment and modification of debt (3)	188,433	674,019
Adjusted Net Loss	$(760,477)	$(668,569)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	417,734,591	329,377,207
Diluted loss per share	$(2.35)	$(4.16)
Adjusted EPS	$(1.82)	$(2.03)

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended
	March 31,
	2022	2021

Net loss	$(982,714)	$(1,370,192)
Interest expense, net	327,685	824,441
Income tax expense	4,393	1,728
Depreciation and amortization expense	179,076	170,316
EBITDA	(471,560)	(373,707)

Other (income) expense, net (1)	(38,120)	(27,243)
Other Non-GAAP Adjustments:
Non-cash deferred compensation (2)	699	905
Non-cash share-based compensation (3)	32,792	26,601
Adjusted EBITDA	$(476,189)	$(373,444)

(1) Primarily consists of gains and losses, net for fuel swaps not designated as hedges and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.